Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Dolan Media Company 2007 Equity Incentive Plan and the Dolan Media Company Employee Stock Purchase Plan of:
•	our report dated June 6, 2007, except for Note 16 as to which the date is July 10, 2007, relating to our audits of the consolidated financial statements of Dolan Media Company and Subsidiaries as of December 31, 2005 and 2006, and for each of the years in the three year period ended December 31, 2006,

•	our report dated April 25, 2007 relating to our audit of the financial statements of American Processing Company (A Division of Trott & Trott, P.C.) as of December 31, 2005, and for each of the two years in the period then ended and for the period from January 1 to March 13, 2006,

•	our report dated April 25, 2007 relating to our audits of the financial statements of the Processing Division of Feiwell & Hannoy, P.C. as of December 31, 2005 and 2006, and for each of the years in the three year period ended December 31, 2006, and

•	our report dated April 25, 2007 relating to our audit of the financial statements of The Detroit Legal News Publishing, LLC as of December 31, 2006 and for the year then ended, which reports are included in the Prospectus dated August 1, 2007 filed by Dolan Media Company with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement of Dolan Media Company on Form S-1 (333-142372).

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota
August 1, 2007